Exhibit 3.231

LIMITED LIABILITY COMPANY AGREEMENT

OF

NC FINANCIAL SOLUTIONS OF IDAHO, LLC

This Limited Liability Company Agreement (this “Agreement”) of NC Financial Solutions of Idaho, LLC (the “Company”) is entered into by NC Financial Solutions, LLC, as the sole member (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et. Seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is NC Financial Solutions of Idaho, LLC.

2. Filing of Certificates. J. Curtis Linscott is hereby designated an “authorized person” within the meaning of the Act, and shall execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” shall cease, and the Member shall thereupon become the designated “authorized person” within the meaning of the Act.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5. Principal Business Office. The principal business office of the Company shall be located at 200 W. Jackson Boulevard, Suite 2400, Chicago, Illinois 60606, or at such other location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

8. Member. The name and the initial mailing address of the Member are as follows:

Name	Address
NC Financial Solutions, LLC	1600 West 7th St. Fort Worth, TX 76102

9. Limited Liability. Except as provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Member agrees to contribute the amount in cash set forth on Schedule I hereto, and no other property, to the Company.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may voluntarily make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule I hereto.

12. Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

15. Other Business Opportunities. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company. Neither the Member or any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it. Neither the Company nor any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and the Member.

16. Exculpation and Indemnification.

(a) The Member shall not be liable to the Company or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable for any such loss, damage or claim incurred by reason of the Member’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of the Member’s gross negligence or willful misconduct with respect to such acts or omissions.

17. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, and the Company shall be continued and such transfer shall not result in a dissolution of the Company if such instrument is executed within 180 days after such transfer. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, and the Company shall be continued and such resignation shall not result in a dissolution of the Company if such instrument is executed within 180 days after such resignation. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

20. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act or Sections 17 or 18 of this Agreement, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

21. Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

22. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles that would apply any other law), all rights and remedies being governed by said laws.

25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 23rd day of March, 2012.

NC FINANCIAL SOLUTIONS, LLC

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott, Manager of Sole
Member

SCHEDULE I

Name:	Capital Contribution
NC Financial Solutions, LLC	$100